EXHIBIT 10.7

THE ALLSTATE CORPORATION

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

AMENDED AND RESTATED AS OF SEPTEMBER 15, 2008

I.                                        Purpose.

The purpose of this Plan is to offer non-employee members of the Board of Directors of the Company the opportunity to defer receipt of cash compensation to which they would otherwise be entitled for services rendered as directors of the Company, as an incentive to their continued participation as such directors.  The Plan was amended and restated as of September 15, 2008, to bring the Plan into documentary compliance with Section 409A.  The changes made to the Plan’s provisions pursuant to the amendment and restatement apply only to Non-Grandfathered Amounts.  Grandfathered Amounts remain subject to the provisions of the Plan as in effect prior to the effective date of the amendment and restatement, it being expressly intended that such Grandfathered Accounts remain exempt from the requirements of Section 409A.  For ease of reference, the provisions of the Plan applicable to Grandfathered Accounts as well as the provisions of the Plan applicable to Non-Grandfathered Accounts are reflected in this document.

II.                                   Definitions.

A.                                   “Account” and “Accounts” shall have the meanings given to those terms in Section IV.

B.                                     “Beneficiary” shall mean the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, his estate.

C.                                     “Code” shall mean the Internal Revenue Code of 1986, as amended.

D.                                    “Committee” shall mean the Nominating and Governance Committee of the Board of Directors of the Company.

E.                                      “Common Share Unit” shall mean a Deferred Amount which is converted into a unit or fraction of a unit for purposes of the Plan by dividing a dollar amount by the Fair Market Value of one share of the Company’s Common Stock.

F.                                      “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company.

G.                                     “Company” shall mean The Allstate Corporation.

H.                                    “Compensation” shall mean cash payments which the Participant would otherwise receive from the Company for services rendered as a Non-Employee Director, including retainer fees and meeting fees.

I.                                         “Deferred Amount” shall mean an amount of Compensation deferred under the Plan and carried during the deferral period in any Account provided for in the Plan.

J.                                        “Disability” shall mean, with respect to a Participant’s Non-Grandfathered Account, the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  With respect to a Participant’s Grandfathered Account, the term “Disability” shall have the same meaning such term had under the Plan as of December 31, 2004.

K.                                    “Distribution Date” shall mean the date amounts reflected in a Participant’s Account are distributed (if the Participant has elected a lump sum) or commence (if the Participant has elected installments).

L.                                      “Dividend Equivalent” shall mean an amount equal to the cash dividend paid on one share of the Company’s Common Stock credited to an Account for each Common Share Unit credited to such Account.

M.                                 “Fair Market Value” shall mean the price at which a share of the Stock was last sold in the principal United States market for the Stock as of the date for which fair market value is being determined.

N.                                    “Grandfathered Account” shall mean an Account maintained on the Company’s books to accurately reflect the balance of the Participant’s Grandfathered Amounts.

O.                                    “Grandfathered Amounts” shall mean amounts under the Plan that are not subject to Section 409A, which shall include amounts deferred under the Plan before January 1, 2005 (as adjusted for earnings and losses pursuant to Article IV of the Plan), provided that the Plan is not materially modified with respect to such amounts after October 3, 2004, as determined under Treasury Regulations Section 1.409A-6(a).

P.                                      “Non-Employee Director” shall mean any member of the Board of Directors of the Company who is not an officer or employee of the Company or any of its Subsidiaries.

Q.                                    “Non-Grandfathered Account” shall mean an Account maintained on the Company’s books to accurately reflect the balance of the Participant’s Non-Grandfathered Amounts.

R.                                     “Non-Grandfathered Amounts” shall mean amounts under the Plan that are subject to Section 409A, which shall include amounts deferred under the Plan on or after January 1, 2005 (as adjusted for earnings and losses pursuant to Article IV of the Plan) and amounts deferred under the Plan prior to January 1, 2005, to the extent the Plan is materially modified with respect to such amounts after October 3, 2004, as determined under Treasury Regulations Section 1.409A-6(a).

S.                                      “Notice of Election” shall mean a notice in writing signed by a Non-Employee Director which specifies the type and amount of Compensation to be deferred (or to be discontinued from deferral), the Account or Accounts to which any Deferred Amount is to be credited, the date and manner of distribution of any Deferred Amount and such other information as may be requested by the Company.

T.                                     “Participant” shall mean any Non-Employee Director who elects to defer any amount of Compensation under the Plan.

U.                                    “Plan” shall mean The Allstate Corporation Amended and Restated Deferred Compensation Plan for Non-Employee Directors, as it may be amended from time to time.

V.                                     “S&P 500 Index” shall mean the Standard & Poor’s 500 Composite Stock Price Index.

W.                                “Section 409A” shall mean Section 409A of the Code, related regulations and other applicable guidance promulgated with respect thereto.

X.                                    “Secretary” shall mean the duly elected Secretary of the Company.

Y.                                     “Sub-Accounts” shall have the meaning given to that term in Section IV.

Z.                                     “Subsequent Election Form” shall mean the form described in Section V.C pursuant to which a Participant may elect to delay the Distribution Date and/or change the form of payment of an amount under the Plan.

AA.                         “Subsidiary” means any partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or other business entity, a majority of the partnership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof.  For purposes hereof, the Company or a Subsidiary shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or other business entity if the Company or such Subsidiary shall be allocated a majority of partnership, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or other business entity gains or losses or shall be or control the managing director, the trustee, the manager or the general partner of such partnership, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or other business entity.

BB.                             “Unforeseeable Emergency” shall mean (i) with respect to Participant’s Non-Grandfathered Account, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; but shall not include any of the foregoing to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan and (ii) with respect to a Participant’s Grandfathered Account, an emergency or unexpected situation in the Participant’s financial affairs including, but not limited to, illness or accident involving the Participant or his/her dependents which, in the opinion of the Committee, presents a severe economic difficulty to the Participant, due to which a distribution of the balance of such Grandfathered Account is appropriate.

III.                             Election to Defer Compensation.

Each Non-Employee Director may elect to defer the payment of all or any part of his or her Compensation into a specified Account by executing and delivering to the Secretary a Notice of Election.  Subject to the next sentence, an election to defer payment of Compensation shall continue in effect with respect to all future Compensation until revoked or revised by the execution and delivery to the Secretary of a subsequent Notice of Election.  Except as otherwise provided in Section V.D (relating to a Participant’s Grandfathered Account), any such revocation or revision of a Notice of Election shall apply only with respect to Compensation to be earned in calendar years following the calendar year in which the revocation or revision is filed.  Except as otherwise provided in Section V.D (relating to a Participant’s Grandfathered Account), each Notice of Election (whether initial or subsequent) shall be effective with respect to Compensation only if submitted no later than the December 31st (or such earlier date as the Committee may prescribe from time to time) of the calendar year immediately preceding the calendar year in which such Compensation is earned; provided that, to the extent permitted by Section 409A of the Code, in the first calendar year in which a Participant becomes eligible to participate in the Plan, the Committee may allow the Participant to submit a Notice of Election within 30 days after the date the Participant first becomes eligible to participate in the Plan, with respect to Compensation payable for services to be performed after the election.

IV.                              Treatment of Deferred Amounts.

The Company shall establish on its books the necessary accounts (individually an “Account” and collectively “Accounts”) to accurately reflect the Company’s liability to each Participant.  Separate Accounts shall be established with respect to Grandfathered Amounts and Non-Grandfathered Amounts.  With respect to Non-Grandfathered Accounts, a separate Account shall be established within each such Account for each different Distribution Date and/or form of payment elected by a Participant.  Each Account shall be credited or debited, as applicable, to reflect Deferred Amounts, Dividend Equivalents, interest, returns, and distributions.  Within each Account, the Company may establish investment sub-accounts (the “Sub-Accounts”) to accurately reflect, within each Account, the Company’s liability to the Participant based on the Participant’s election to have amounts within the Account deemed invested in one or more of the following investment options:

A.                                   Sub-Account #1 - Interest-Bearing Sub-Account.  Compensation deferred into an Interest-Bearing Sub-Account shall be credited to the Sub-Account on the same date when it would otherwise be payable to the Participant.  Deferred Amounts carried in this Sub-Account shall earn interest from the date of credit to the date of payment.  On the last day of each calendar month, interest at a rate equal to one-twelfth of the per annum interest rate as reported for Dealer Commercial Paper - 90 day in The Wall Street Journal for the first business day of such month shall be credited to the amounts previously accrued in the Sub-Account for the period from and including the first day of such month to and including the last day of such month.

B.                                     Sub-Account #2 - Common Share Unit Sub-Account.  Compensation deferred into a Common Share Unit Sub-Account shall be credited to the Sub-Account on the same date when it would otherwise by payable to the Participant.  Such Deferred Amounts shall be converted into a number of Common Share Units on the date credited to the Sub-Account by dividing the Deferred Amount by the Fair Market Value on such date.  If Common Share Units exist in a Participant’s Sub-Account on a dividend record date for the Company’s common shares, Dividend Equivalents shall be credited to the Participant’s Sub-Account on the related dividend payment date, and shall be converted on such date into the number of Common Share Units which could be purchased with the amount of Dividend Equivalents so credited.

In the event of any change in the Company’s common shares outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Common Share Units credited to each Participant’s Sub-Account.  No Common Stock shall be issued or issuable at any time in connection with any Common Share Unit Sub-Account.

C.                                     Sub-Account #3 - S&P 500 Index Sub-Account.  Compensation deferred into the S&P 500 Index Sub-Account shall be credited to the Sub-Account on the same date when it would otherwise by payable to the Participant.  On the last day in each calendar month the amounts in the Participant’s Sub-Account shall be adjusted by a percentage factor based on the total return (including dividends) of the S&P 500 Index from the date the amounts were credited to the Sub-Account for amounts credited during such month or from the last day of the preceding month for amounts in the Sub-Account on such day.  Similar adjustments shall also be made on any date the Sub-Account is debited by reason of any transfer of an amount to another Sub-Account or distribution to the Participant.  In the event that the S&P 500 Index is not published for any date referred to above, the S&P 500 Index for the closest day preceding such date for which such Index is published shall be used.

D.                                    Sub-Account #4 - Money Market Sub-Account.  Compensation deferred into a Money Market Sub-Account shall be credited to the Sub-Account on the same date when it would otherwise be payable to the Participant.  Deferred Amounts credited to the Sub-Account shall earn additional amounts which will be credited to the Sub-Account on the last day of each calendar month based upon the average yield on the Morgan Stanley Liquid Asset Fund, Inc. for such month, pro rata for the portion of such month when such Deferred Amounts were carried in the Sub-Account.

E.                                     Transfers Between Accounts.  Transfers between Sub-Accounts within an Account may be made at any time requested by the Participant upon application to the Secretary.

V.                                    Distribution.

A.                                   Subject to Sections V.D, V.E and V.F, amounts reflected in a Participant’s Non-Grandfathered Account(s) shall be distributed (if a lump sum) or commence (if installments), as the case may be, as of the Distribution Date specified in the Participant’s Notice of Election form and/or Subsequent Election Form then in effect with respect to such Account(s).

B.                                     Subject to Sections V.D, V.E and V.F, payment of the amount in each Account shall be either in the form of a lump sum or in annual installments over a period of years not to exceed ten (10) years as selected by the Participant in the applicable Notice of Election form or, with respect to Non-Grandfathered Accounts, a Subsequent Election Form.  The amount of any installment payment shall be determined by multiplying the amount to which the Participant would be entitled as a lump sum (which amount includes earnings credited thereon) on the installment date by a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments.

C.                                     In accordance with such procedures as the Committee may prescribe from time to time, Participants may elect to delay the Distribution Date or change the form of payment of amounts reflected in a Non-Grandfathered Account by submitting a Subsequent Election Form, subject to the following limitations:

1.                                       Such Subsequent Election Form must be filed by the Participant with the Secretary at least 12 months prior to the Distribution Date then in effect with respect to such Non-Grandfathered Account (or by such earlier date as the Committee may prescribe from time to time) and such Subsequent Election Form will not become effective until at least 12 months after the date on which the election is made; and

2.                                       The new Distribution Date shall be a date that is not less than five (5) years from the Distribution Date then in effect with respect to amounts in the Participant’s Non-Grandfathered Account to which the Subsequent Election Form relates.

For avoidance of doubt, to the extent a Participant elects to change the form of payment of a Non-Grandfathered Account from installments to a lump sum, Section V.C.2 requires that the new Distribution Date upon which such lump sum will be distributed may not be less than five (5) years from the date the first installment would have occurred absent the filing of the Subsequent Election Form.

A Participant may elect to delay the Distribution Date or change the form of payment of amounts reflected in a Non-Grandfathered Account pursuant to this Section V.C more than once, provided all such elections comply with the provisions of this Section V.C.

It is the Company’s intent that the provisions of this Section V.C comply with the subsequent election provisions in Code Section 409A(a)(4)(C), related regulations and other applicable guidance, and this Section V.C shall be interpreted accordingly.  The Committee may impose additional restrictions or conditions on a Participant’s ability to elect a delayed Distribution Date or to change a form of payment pursuant to this Section V.C.  The Participant may revoke or change his or her election pursuant to this Section V.C at any time prior to the deadline for making such election, subject to such restrictions as the Committee may prescribe from time to time.  Any such revocation or change shall be made in a form and manner determined by the Committee.

D.                                    Notwithstanding anything herein to the contrary, distribution of Grandfathered Accounts shall commence as of the Distribution Date specified by the Participant in said Participant’s applicable Notice of Election form.  Any such Distribution Date shall be no later than one year after the Participant’s termination from the Board of Directors of the Company.  The Participant may revise the terms of distribution of the Participant’s Grandfathered Account by submitting a revised Notice of Election, provided that (i) the revised Notice of Election form shall be filed by the Participant with the Secretary not later than twelve months prior to the Participant’s normal retirement date from the Board of Directors of the Company, and (ii) in any event, distribution of the Participant’s Grandfathered Account shall not commence earlier than twelve months after the Participant’s revised Notice of Election form is filed with the Secretary.

E.                                      Notwithstanding a Participant’s election to receive amounts at another time or in another form, in the event of the Participant’s death or Disability prior to the Distribution Date or after annual installments to the Participant have commenced but before full distribution has been made, the then remaining balance in each of the Participant’s Accounts shall be paid in a lump-sum, in the event of a Disability to the Participant or the Participant’s lawful guardian, and in the event of the Participant’s death, to the Beneficiary or contingent Beneficiary designated in the Notice of Election form, or to the estate of the deceased Participant if there is no surviving Beneficiary or contingent Beneficiary.  In either such event the lump sum payment shall be valued as of the first day of the month following the Participant’s date of death or determination of Disability.  Payment of amounts in a Participant’s Non-Grandfathered Account upon death or Disability shall be paid within 90 days following the date of the Participant’s death or Disability; provided that neither the Participant nor any other recipient of any amounts payable from the Non-Grandfathered Account shall have the right to designate the taxable year of such payment.  A Participant may change the Beneficiary or contingent Beneficiary from time to time by filing with the Secretary a written notice of such change; provided, however, that no such notice of change of Beneficiary shall be effective unless it had been received by the Secretary prior to the date of the Participant’s death.

F.                                      Upon demonstration of an Unforeseeable Emergency by a Participant to the Committee, (i) distribution of a Participant’s Non-Grandfathered Account (or a portion thereof), or the remaining balance of any unpaid installments (or a portion thereof), as the case may be, may be made in a lump sum to the extent reasonably necessary to satisfy the Unforeseeable Emergency and (ii) distribution of a Participant’s Grandfathered Account, or the remaining balance of any unpaid installments, as the case may be, may be made in a lump sum.

G.                                     Notwithstanding anything in the Plan to the contrary, if it is not possible to make a payment to a Participant from a Non-Grandfathered Account on the date specified, payment shall be made as soon as practicable thereafter, but in all events no later than sixty (60) days thereafter, provided that neither the Participant nor any Beneficiary may elect, directly or indirectly, when within such period payment shall be made.

VI.                                Miscellaneous.

A.                                   The Board of Directors of the Company may amend or terminate the Plan at any time; however, any amendment or termination of the Plan shall not affect the rights of Participants or Beneficiaries to payment, in accordance with Section V of the Plan, of amounts credited to Participants’ Accounts at the time of such amendment or termination.  The Board of Directors of the Company and the Secretary may in their discretion prescribe such provisions and interpretations of the Plan as they shall deem necessary or advisable.  Expenses of the Plan shall be borne by the Company and its Subsidiaries.

B.                                     The Plan does not create a trust in favor of a Participant, a Participant’s designated Beneficiary or Beneficiaries, or any other person claiming on a Participant’s behalf, and the obligation of the Company is solely a contractual obligation to make payments due hereunder.  In this regard, the balance in any Account shall be considered a liability of the Company and a Participant’s right thereto shall be the same as any unsecured general creditor of the Company.  Neither a Participant nor any other person shall acquire any right, title, or interest in or to any amount outstanding to a Participant’s credit under the Plan other than the actual payment of such portions thereof in accordance with the terms of the Plan.

C.                                     No right or benefit under or interest in the Plan shall be transferable by a Participant, other than by will or the laws of descent and distribution or to a revocable inter vivos trust in which such participant is sole settlor, trustee and beneficiary.

D.                                    Construction of the Plan shall be governed by the laws of Delaware.

E.                                      The terms of the Plan shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of all parties in interest.

F.                                      The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

G.                                     Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and the Board of Directors with respect thereto.

H.                                    Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

I.                                         With respect to Non-Grandfathered Amounts, this Plan is intended to be a nonqualified deferred compensation plan maintained in conformity with the requirements of Section 409A and shall be interpreted accordingly.  To the extent there is any inconsistency between the Plan terms applicable to Non-Grandfathered Amounts and the terms of any prior Notice of Election or other document related to Non-Grandfathered Amounts, the terms of the Plan applicable to Non-Grandfathered Amounts shall govern.  Without limiting the foregoing, to the extent the payment of any Deferred Amounts in Non-Grandfathered Accounts is contingent upon, or the timing or commencement of such amounts is based upon, the Participant’s separation from service on the Board of Directors of the Company, the Participant shall not be deemed to have experienced such a separation from service until the Participant has had a “separation from service,” as that term is used in Section 409A(a)(2)(A)(i) of the Code and defined in related regulations and other applicable guidance.